Exhibit 16.1

April 27, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read “Item 16F” on page 116 of Form 20-F dated April 27, 2018 of 500.com and are in agreement with the statements contained in the first, second, third and fourth paragraphs of that section. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/Ernst & Young Hua Ming LLP

Shenzhen, the People’s Republic of China